Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG IRVINE SPECTRUM LONDON LOS ANGELES	Embarcadero Center West 275 Battery Street San Francisco, California 94111-3305 TELEPHONE (415) 984-8700 FACSIMILE (415) 984-8701 www.omm.com	NEWPORT BEACH NEW YORK SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

September 9, 2005

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Re:	Registration of 4% Convertible Senior Subordinated Notes due
July 1, 2010 and Shares of Common Stock of Cell Therapeutics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Post-Effective Amendment No. 4 to Registration Statement (No. 333-108926) on Form S-3 of Cell Therapeutics, Inc. (the “Company”) (the “Amendment”), filed with the Securities and Exchange Commission on September 18, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $75,000,000 in aggregate principal amount of the Company’s 4% Convertible Senior Subordinated Notes Due July 1, 2010 (the “Notes”) and 5,555,558 shares of common stock, no par value per share, of the Company initially issuable upon conversion of the Notes (the “Shares”). The Notes were issued under an Indenture, dated as of June 23, 2003, by and between the Company and U.S. Bank National Association, as Trustee (the “Trustee”) (the “Indenture”).

In our capacity as counsel to the Company, we have examined originals or copies of those corporate and other records and documents as we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and that the Notes have been duly authenticated by the Trustee for the Notes as provided in the Indenture.

Cell Therapeutics, Inc.

September 9, 2005 – Page 2

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that: (i) the Notes have been duly authorized by all necessary corporate action on the part of the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and (ii) the Shares have been duly authorized and, when issued upon conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

Our opinion as to the enforceability of the Notes is subject to the unenforceability under certain circumstances of broadly stated or vaguely stated waivers or waivers of the rights granted by law where the waivers are against public policy or prohibited by law.

We express no opinion concerning federal or state securities laws or regulations.

The law covered by this opinion is limited to the present federal laws of the United States and the present law of the States of California and New York and the present General Corporation Laws of Delaware. We express no opinion regarding the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment and to the reference of our firm under the heading “Legal Matters” in the Prospectus contained in the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ O’Melveny & Myers LLP